CODE OF BUSINESS CONDUCT (REVISION C EFF. 2/11/04 MODIFYING P.9 OF THE EMPLOYEE HANDBOOK)


                             I. ETHICAL COMMITMENT

As a Westell employee, you are expected to act in the best interests of the Company and in a manner that is consistent with the highest legal, moral, and ethical business standards. This high standard is crucial to upholding the integrity of our corporation.

The Code of Conduct will provide a framework and a set of guidelines for compliance with our ethical standards. It cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person's good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

The following commitments establish the basis for the Company's Code of Conduct:

o To our employees: We are committed to providing all employees the opportunity to work in an environment free of harassment and unsafe conditions.
o To our suppliers: We are committed to being a good customer, encouraging and practicing fair competition, maintaining a sense of responsibility, and building professional and ethical relationships.
o To our customers: We are committed to providing value through high-quality service and products.
o To our communities: We are committed to responsible actions within our greater community.

                            II. PURPOSE OF THE CODE

The purpose of the Company's Code is to provide guidelines for conducting Company business in a legally and ethically appropriate manner. Each employee is responsible for ensuring that his or her own conduct complies with this Code. An employee who violates the Code of Conduct will be held responsible for his or her action(s). Disciplinary action for violations of the Code may range from a warning up to and including immediate termination.

All statements contained in this Code are intended to reflect general policies, principles, and procedures, do not represent contractual commitments on the part of the Company and may be changed at any time without notice. Without limiting the generality of the foregoing, nothing in this Code should be construed to grant to any employee any right to benefits under any employee benefit plan, program or arrangement.

Any time you have questions about the Code of Conduct, or the application of these principles, contact your Supervisor/Manager, your Human Resources Representative or, if necessary, the President and Chief Executive Officer of the Company.

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                        III. IMPLEMENTATION OF THE CODE

A.       ADMINISTRATION

The Board has charged the President and Chief Executive Officer with the overall responsibility of ensuring that the Code and the Company's policies and procedures govern the business activities of all Company personnel. The Board of Directors of the Company shall be responsible for the administration of this Code as it relates to Directors, Executive Officers and any other financial officers, accounting officers or controllers of the Company or persons performing similar functions on behalf of the Company (the "Financial Officers").

B.       ACKNOWLEDGMENT

The Company requires that all of its personnel, Executive Officers, Financial Officers and Directors sign an acknowledgment confirming that they have received and will read, understand, and subscribe to the standards and procedures contained in the Code. To continue to be employed by the Company, employees must abide by the standards and procedures outlined in the Code and by the Company's policies and procedures.

C.       REPORTING VIOLATIONS

If you know of a violation or a possible violation of the Code or the Company's policies and procedures, you must report that information immediately to your Supervisor/Manager, your Human Resources Representative or, if necessary, the President and Chief Executive Officer of the Company; provided, however, that the Executive Officers, Financial Officers and Directors must report any violations or possible violations to the Chief Executive Officer or, if necessary, the Chairman of the Audit Committee.

All reported violations of the Code or of the Company's policies and procedures will be treated confidentially to the extent reasonable under the circumstances, given the need to investigate.

D.       DOCUMENT RETENTION

All documents created by any of the Company's employees in the performance of their job duties are the property of the Company. If you have any doubt about the propriety or legality of disposing of a document, it is imperative that you consult with your Supervisor/Manager, your Human Resources Representative or, if necessary, the President and Chief Executive Officer of the Company. Executive Officers, Financial Officers and Directors should consult with the Chief Executive Officer or, if necessary, the Chairman of the Audit Committee. Destruction of records to avoid disclosure in a legal proceeding may constitute a criminal offence.

If you have reasons to believe that other individuals have withheld, unlawfully disposed of, falsified, or are considering destroying or falsifying potentially relevant documents, you must report your suspicions immediately to your

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Supervisor/Manager, your Human Resources Representative or, if necessary, the
President and Chief Executive Officer of the Company.

E.       DISCIPLINARY ACTIONS

All Company personnel are responsible for adhering to the law, to this Code, and to the Company's policies and procedures. Disciplinary action may range from warning up to and including immediate termination of employment for violation of the law, of this Code, or of the Company's policies and procedures.

F.       WAIVERS OF THE CODE

Waivers of this Code will be granted only in extraordinary circumstances. Waivers of this Code for the Executive Officers, Financial Officers and Directors of the Company must be made by the Board of Directors of the Company. Any change to, or waiver of, this Code for Executive Officers, Financial Officers or Directors must be disclosed promptly to our stockholders by a Form 8-K filing. Any waivers of this Code for any employees of the Company other than Executive Officers or Financial Officers must be made by the employee's Supervisor/Manager or the President and Chief Executive Officer of the Company.

               IV. CORPORATE CITIZENSHIP AND COMPLIANCE WITH LAWS

Each employee, Executive Officer, Financial Officer and Director will act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

The Company's activities and the individual actions of its Directors, Executive Officer and employees must be in compliance with all applicable federal, state, foreign and local laws and regulations. When there is a question regarding the laws and regulations surrounding an activity, employee should consult with your Supervisor/Manager, your Human Resources Representative or, if necessary, the President and Chief Executive Officer of the Company. Directors, Executive Officers and Financial Officers should consult with outside legal counsel representing the Company, the President and Chief Executive Officer of the Company or, if necessary, the Chairman of the Audit Committee.

A.       COMPETITION; ANTITRUST

The Company's efforts in the marketplace must be conducted in a fair and equitable manner in strict accordance with the letter and spirit of applicable antitrust and trade practice laws and regulations.

Under no circumstances shall any Company personnel or individuals otherwise associated with the Company be a party to any collusion or concerted effort of any type, involving any competitor, customer, or any other party, which is in restraint of trade or in violation of any applicable antitrust law or regulation.

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B.       INTERNATIONAL BUSINESS

The Company's policy for international business is to respond in a legal and ethical manner wherever we have business transactions. With respect to operations outside the United States, all employees must comply with the Foreign Corrupt Practices Act in addition to other laws applicable to the Company's international business. The Foreign Corrupt Practices Act generally prohibits any employee from paying or promising to pay or give anything of value to any foreign government official, agency, political party, party official or political candidate, to influence any act or decision of such person or a foreign government.

C.       LABOR AND EMPLOYMENT

Westell adheres to all federal, state, and local laws regarding labor and employment. These include but are not limited to equal employment opportunity, harassment and discrimination, and safety and health.

D.       USE OF COMPANY ASSETS, FACILITIES, AND SERVICES

Any use of Company property, facilities, or employee services must comply with the appropriate Company policies. Company personnel have accountability for the acquisition, use or misuse, and disposition of Company property. Employees cannot take or divert Company property, equipment, or employee services.

E.       PROPER ACCOUNTING AND RECORD KEEPING

It is the Company's policy that all accounting and record keeping be an accurate and true record of the Company's financial transactions and accounts. All transactions must be recorded in a timely and accurate fashion to reflect the economics of the Company's dealings. The making of false or fictitious entries in the Company's books is prohibited.

As a public company, the Company is subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company's business, financial condition and results of operations. Each employee must ensure that all reasonable and necessary steps, within his or her areas of responsibility, are taken to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission or state regulators, and in all other regulatory filings.

In addition, each employee who participates in public and stockholder communications must provide full, fair, accurate, and understandable information whenever communicating with the Company's stockholders or the general public. As described in Section G below, no employee shall communicate, on behalf of the Company, with the Company's stockholders or the general public unless expressly authorized by the Company to make these communications.



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The Company's Executive Officers, Financial Officers and other employees working in the accounting department have a special responsibility to ensure that all of the Company's financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

F.       GIVING AND RECEIVING GIFTS

Employees and their family members must not accept incentives and personal rewards intended to influence the way the Company conducts its business. Business decisions must be based solely on interests of the Company, without regard to personal, family or other extraneous considerations. No employee may solicit or accept, either directly or indirectly, a payment, reward, fee, substantial gift or gratuity or excessive entertainment, including meals, lodging or travel, from any present, past or prospective customer, competitor or supplier. Gifts of a personal nature with little value, or entertainment that are in the interest of the Company by virtue of the business contracts established, should be regarded as acceptable.

All employees must avoid any situation that could conflict, or appear to conflict, with the best interests of the Company, or prejudice the way the Company does business.

G.       AVOIDING MISREPRESENTATION

It is important that you do not present a misleading impression of the authority you have to act in the Company's behalf. With regard to requests for proprietary information or opinions about our business, it is inappropriate for you to speak on the Company's behalf, unless specifically authorized.

H.       DUTY TO REPORT CONFLICTS OF INTEREST

Employees are obligated to review their personal and employment situations and discuss, with the President and Chief Executive Officer, any possible conflicts of interest or appearances of conflicts of interest that may arise from their own relationships, transactions or activities or the relationships, transactions or activities of their immediate family members.

                                 V. CONCLUSION

If you know or suspect a violation of this Code of Business Conduct, you should report it to your Supervisor/Manager, your Human Resources Representative or, if necessary, the President and Chief Executive Officer of the Company; provided, however, that the Executive Officers, Financial Officers and Directors must report any violations or possible violations to the Chief Executive Officer or, if necessary, the Chairman of the Audit Committee.